Exhibit 10.2

TIVO CORPORATION
EXECUTIVE SEVERANCE AND ARBITRATION AGREEMENT

THIS EXECUTIVE SEVERANCE AND ARBITRATION AGREEMENT (the “Agreement”) is made and entered into as of July 23, 2018 by and between TiVo Corporation, a Delaware corporation (the “Company”) and Raghavendra Rau (“Executive”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Executive’s offer letter agreement with the Company (the “Offer Letter”).

WHEREAS, the Board has recommended and authorized the Company to enter into a severance agreement in the form hereof with Executive;

WHEREAS, the Board has determined that, in the event of a possible threatened or pending sale or other change in control of the Company, it is imperative that the Company and the Board be able to rely upon Executive to continue in Executive’s position, and that the Company be able to receive and rely upon Executive’s advice, if requested, as to the best interests of the Company and its stockholders without concern that Executive might be distracted by the personal uncertainties and risks created by any such possible transactions; and

WHEREAS, in connection with the foregoing, Executive may, in addition to Executive’s regular duties, be called upon to assist in the assessment of any such possible transactions, advise management and the Board as to whether such proposals would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

NOW, THEREFORE, to assure the Company that it will have the continued dedication of Executive and the availability of Executive’s advice and counsel through the occurrence of any Change in Control, and to induce Executive to enter into and remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive agree as follows:

1.	Payment of Severance Benefit.

(a)    Severance for Qualifying Termination. In the event that Executive’s employment as interim President & CEO is terminated by the Company or a Subsidiary (as hereinafter defined) without Cause (as hereinafter defined) and other than as a result of Executive’s death or Disability, and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”) (a “Qualifying Termination”), then subject to Executive’s obligations below, Executive shall be entitled to receive fully accelerated vesting of the RSU referenced in the Offer Letter (if it is outstanding and unvested as of the date of such termination), with such acceleration to be effective as of the 90th day following Executive’s Separation from Service (collectively, the “Severance Benefits”). No other vesting acceleration, cash severance or other welfare benefits shall be paid in connection with a Qualifying Termination.

(b)    Change in Control. In the event that a Change in Control occurs and the RSU referenced in the Offer Letter (if it is outstanding and unvested as of the date of such Change in Control) is not assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or substituted for by a similar award covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares, then effective and contingent upon such Change in Control occurring, Executive shall be entitled to receive fully accelerated vesting of the RSU.

(c)    If Executive is entitled to accelerated or continued vesting of the RSU pursuant to this Agreement, then notwithstanding anything to the contrary set forth in the terms of the RSU (including any applicable equity incentive plan of the Company and any agreement evidencing such equity award), in no event will such RSU be forfeited or terminate prior to (i) the 90th day following Executive’s Separation from Service.

(d)    Notwithstanding anything to the contrary in this Agreement, the transfer of Executive’s employment from the Company to a Subsidiary (or to an entity of which the Company is a Subsidiary) or from a Subsidiary to the Company or to another Subsidiary (or to an entity of which the Company is a Subsidiary), by itself, shall not be considered a termination of Executive’s employment.

(e)    For purposes of this Agreement, “Change in Control” means any of the following events: (i) any “person” or “group” (as defined in or pursuant to Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Company, a subsidiary of the Company or other company affiliated with the Company is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of the Company), of securities of the Company representing 50% or more of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, so long as, in the case of a Company subsidiary or other affiliated company becoming such a beneficial owner (a “Top Hat”), stockholders of the Company immediately prior to such transaction own at least fifty percent (50%) of the stock of the subsidiary or other affiliated company immediately following the Top Hat; (ii) the Company sells or exchanges, through merger, assignment or otherwise, in one or more transactions, other than in the ordinary course of business, assets which provided at least seventy percent (70%) of the revenues or pre-tax net income of the Company and its Subsidiaries on a consolidated basis during the most recently completed fiscal year; or (iii) in transactions other than a Top Hat, Continuing Directors cease to constitute at least a majority of the Board, and in the case of a Top Hat, Continuing Directors do not comprise a majority of the Board of Directors of the entity that becomes the beneficial owner of the Company’s securities immediately following the Top Hat. “Continuing Directors” are (A) each director serving on the Board on the date of this Agreement, and (B) any successor to any such director whose nomination or selection was approved by a majority of the directors in office at the time of the director’s nomination or selection. Notwithstanding the foregoing, the following events shall not constitute a Change in Control: any acquisition of beneficial ownership pursuant to (i) a reclassification, however effected, of the Company’s authorized common stock, or (ii) a corporate reorganization involving the Company or a Subsidiary which does not result in a material change in the ultimate ownership by the stockholders of the Company (through their ownership of the Company or its successor resulting from the reorganization) of the assets of the Company and its Subsidiaries, but only if such reclassification or reorganization has been approved by the Board.

(f)    For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) conviction of any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or a Subsidiary; (ii) engaging in a fraudulent act to the material damage or prejudice of the Company or a Subsidiary or engaging in conduct or activities materially damaging to the property, business or reputation of the Company or a Subsidiary; (iii) failure to comply in any material respect with the terms of any applicable employment agreement or any written policies or directives of the Board which have an immediate and materially adverse effect on the Company or a Subsidiary and which has not been corrected within 30 days after written notice from the Company of such failure; (iv) any material act or omission involving malfeasance or negligence in the performance of employment duties which has an immediate and materially adverse effect on the Company or a Subsidiary and which has not been corrected within 30 days after written notice from the Company; or (v) material breach of any other agreement with the Company, which has an immediate and materially adverse effect on the Company or a Subsidiary and which has not been cured within 30 days after written notice from the Company of such breach.

(g)    For purposes of this Agreement, “Disability” means Executive has been unable to substantially perform his regular employment obligations under the Offer Letter for more than 120 days in any consecutive 365 day period, after being provided reasonable accommodation, due to a mental or physical illness, accident or incapacity. A Disability termination shall occur upon written notice from the Company given when

Executive is Disabled. Notwithstanding any other provision hereof, nothing in the definition of Disability herein shall be deemed to affect the Company’s ability to terminate Executive for “Cause” in the event of substance abuse (subject to the notice and cure provisions of the Cause definition related thereto).

(h)    For purposes of this Agreement, “Subsidiary” means (i) any corporation, foreign or domestic, in which the Company directly or indirectly owns 50% or more of the issued and outstanding voting stock on an “as converted basis” or (ii) any partnership, foreign or domestic, in which the Company owns a direct or indirect interest equal to 50% or more of the outstanding equity interests.

(i)    The Severance Benefits are conditional upon, as applicable: (a) Executive continuing to comply with Executive’s obligations under his Proprietary Information, Inventions and Ethics Agreement until Executive receives the Severance Benefits; and (b) Executive delivering to the Company an effective, general release of claims in favor of the Company in substantially the form attached hereto as Exhibit A within 60 days following Executive’s Separation from Service, provided that the Company may modify the form of such release to comply with applicable law and in that event (modifying the form to comply with applicable law) shall determine the form of such release.

2.Welfare Benefits. In the event that the Company is required to provide continuation of medical insurance coverage under COBRA (as defined below), then subject to Executive’s timely election of continued medical insurance coverage in accordance with the applicable provisions of state and federal law (commonly referred to as “COBRA”), the Executive will be responsible for payment of any COBRA premium payments (including dependent coverage, if applicable).

3.    Withholding. All amounts payable by the Company hereunder shall be subject to all federal, state, local and other withholdings and employment taxes as required by applicable law.

4.    No Solicitation of Employees. Executive hereby agrees that for a period of one year following the termination of Executive’s employment by or contractual relationship with the Company, for whatever reason, Executive will not directly or indirectly solicit, induce or influence any person who is engaged as an employee or otherwise by the Company or its Subsidiaries to seek employment with any other business, other than through general advertising not specifically targeted at such person, nor will Executive provide any information regarding employees of the Company or its Subsidiaries for the purpose of directly or indirectly soliciting, inducing or influencing an employee of the Company or its Subsidiaries to seek employment with any other business, including without limitation name, e-mail address, telephone or fax numbers, job titles or compensation information, to the extent not publicly available, to any third party without the prior written consent of the Company, provided that, nothing herein shall prohibit Executive from serving as an employment reference upon request.  Executive acknowledges that such information is proprietary to the Company and that providing such information for any unauthorized purpose, including without limitation the direct or indirect solicitation of such employees for employment, is strictly prohibited, and Executive further acknowledges that violation of this provision would result in damage to the Company for which Executive may be held personally liable, and Executive agrees that should Executive violate this provision, the Company may obtain injunctive relief as well as actual, incidental, or punitive damages, if appropriate.

5.    Arbitration of Claims. The following arbitration provisions shall apply to any claim brought by Executive or the Company after the date of this Agreement even if the facts upon which the claim is based arose prior to the execution of this Agreement.

(a)    Claims Covered by this Agreement. To the maximum extent permitted by law, the Company and Executive mutually consent to the resolution by arbitration of all claims or causes of action that the Company may have against Executive or that Executive may have against the Company or against its officers, directors, employees, or agents in the capacity as such or otherwise (collectively “claims”). The claims covered by this Agreement include, but are not limited to, claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, sexual harassment, or any type of unlawful harassment, religion, national origin, age, marital status, medical condition, disability or sexual orientation); claims for wrongful termination in violation of public policy; and claims for violation of any federal, state, or other governmental law, statute, regulation or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1969, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment & Housing Act, the California Labor Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Fair Labor Standards Act or Employee Retirement Income Security Act.

(b)    Claims Not Covered by the Agreement. Any claims not subject to arbitration under Section 5(a) above shall be subject to the Company’s Arbitration Policy as in effect from time to time; provided that, as to claims by either party for injunctive and/or other equitable relief, the parties understand and agree that either party may seek and obtain relief from a court of competent jurisdiction.

(c)     Required Notice of All Claims. The Company and Executive agree that the aggrieved party must give written notice of any claim to the other party. Written notice to the Company, or its officers, employees or agents shall be sent to the Company’s General Counsel. Executive will be given notice at the last address recorded in his/her personnel file or such other address as Executive may provide to the Company from time to time following the date of this Agreement by a writing specifying that it is the address for notice under this Agreement. The written notice shall identify and describe the nature of all claims asserted and detail the facts upon which such claims are based. The notice shall be sent to the other party by certified or registered mail, return receipt requested.

(d)    Arbitration Procedures. The Company and Executive agree that, except as provided in this Agreement, any arbitration shall be in accordance with and under the auspices and rules of the American Arbitration Association (hereinafter the “Arbitration Service”). The arbitration shall take place in Santa Clara County, California, unless the parties mutually agree to conduct the arbitration in a different location. The arbitrator shall be selected by the mutual agreement of the parties. If the parties cannot agree on a neutral arbitrator, Executive first, and then the Company, will alternately strike names from a list provided by the Arbitration Service until only one name remains. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitrator shall apply the applicable statute of limitations to any claim, taking into account compliance with paragraph 5(c) of this Agreement. The arbitrator shall issue a written opinion and award, which shall be signed and dated. The arbitrator shall be permitted to award those remedies that are available under applicable law. The arbitrator’s decision regarding the claims shall be final and binding upon the parties. The arbitrator’s award shall be enforceable in any court having jurisdiction thereof.

(e)    Acknowledgment of Jury Trial Waiver. Executive and the Company understand that, by this Agreement, Executive and the Company is each waiving his or its right, as applicable, to have a claim adjudicated by a court or jury. Any party may be represented by an attorney or other representative selected by the party.

(f)    Arbitration Fees and Costs; Attorneys’ Fees. Executive will be required to pay an arbitration fee to initiate the arbitration equal to what he/she would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner.

(g)    Requirements for Modification or Revocation. This agreement to arbitrate shall survive the termination of Executive’s employment with the Company. It can only be revoked or modified by a writing signed by the parties that specifically states an intent to revoke or modify this Agreement.

(h)    Consideration. Executive understands that the provisions for severance benefits as set forth herein and his continued employment with the Company are consideration for his/her acceptance of these arbitration provisions. In addition, the promises by the Company and by Executive to arbitrate claims, rather than litigate them before courts or other bodies, provide consideration for each other.

(i)    Violation of this Agreement. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim required to be arbitrated under this Agreement or pursue any arbitral dispute by any method other than arbitration, the responding party shall recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

6.    Entire Agreement; Effect of Prior Agreements. This is the complete agreement of the parties on the subjects set forth herein, including benefits related and unrelated to a Change in Control and arbitration of disputes. This Agreement supersedes any prior or contemporaneous oral or written understanding on such subjects. No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement. In the event of a conflict between any of the terms of this Agreement and any of the terms of (i) any of the agreements related to any equity awards granted to Executive, or (ii) the Offer Letter, the terms of this Agreement shall prevail. Without limiting the generality of the foregoing, the arbitration provisions of the arbitration policy, if any, accompanying the Offer Letter shall be superseded by the arbitration provisions set forth in this Agreement.

7.    Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”) (“Section 409A”) provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions and shall otherwise be interpreted to comply with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any reimbursement of expenses or in-kind benefits provided to Executive under this Agreement are subject to the provisions of Section 409A: (a) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within sixty (60) days after the expense is incurred, (b) any such reimbursements will be paid as soon as administratively practicable in accordance with the Company’s timing for expense reimbursement (but in all cases no later than December 31 of the year following the year in which the expense was incurred in order to maintain compliance with Section 409A), (c) the amount of expenses eligible for such expense reimbursement or the in-kind benefits provided during a taxable year of Executive shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, and (d) the right to reimbursement or to in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

8.    Section 280G. If any payment or benefit to which Executive may be entitled to receive in connection with a Change in Control or other similar transaction (the “Payments”, which shall include, without limitation, the vesting of an option or other non-cash benefit or property) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and, (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payments, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Executive. Determination of whether Payments would result in the application of the Excise Tax, and the amount of any reduction that is necessary so that the Payments equal the Reduced Amount shall be made, at the Company’s expense, by the independent accounting or other professional services firm employed by the Company prior to the date on which Executive’s right to any Payments are triggered (if requested at that time by Executive or the Company) or such other time as reasonably requested by Executive or the Company.

9.    Amendment. This Agreement may not be amended without the prior written consent of both Executive and the Company.

10.    No Right to Continued Employment. This Agreement does not constitute a contract of employment, does not change the status of Executive’s employment and does not change the Company’s policies regarding termination of employment. Nothing in this Agreement shall be deemed to give Executive the right to be retained in the service of the Company or to deny the Company any right it may have to discharge or demote Executive at any time. No provision of this Agreement shall in any way limit, restrict or prohibit Executive’s right to terminate employment with the Company or leave his position as a senior executive.

11.    Severability. If a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, that provision will be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, or, if it is not possible to so adjust such provision, this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. The invalidity and unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, and all other provisions of the Agreement shall be valid and enforceable to the fullest extent possible.

12.	Successors.

(a)     The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)    This Agreement shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

13.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the date set forth in the first paragraph hereof.

TIVO CORPORATION                        EXECUTIVE

By: __/s/ James E. Meyer______________            By: __/s/ Raghavendra Rau_______
Name: James E. Meyer, Board Chairman            Name:    Raghavendra Rau

Exhibit A
Form of Release of Claims

FORM OF
SEPARATION AGREEMENT AND GENERAL RELEASE
This confidential Separation Agreement and General Release of all claims (“Agreement”) is made and entered into by and between                      (referred to as “you” or “your”) and TiVo Corporation, a Delaware corporation, on behalf of itself and its present and former parent(s), subsidiaries and affiliated entities (“TiVo” or the “Company”) and all of its and their respective parents, subsidiaries, successors, assigns, predecessors-in-interest, related and affiliated entities, and, in such capacities, each of the foregoing entities’ respective divisions, officers, directors, shareholders, partners, limited partners, joint ventures, agents, employees, independent contractors, payroll companies, attorneys, insurers, licensees and assigns, past, present or future (the “Released Parties”). This Agreement sets forth the terms of your departure from TiVo in addition to providing you certain consideration in exchange for your release of Claims (as defined below). We appreciate your service to the Company and wish you the very best in your future endeavors.

1. SEPARATION. Your employment with the Company will end on                 , 201   (the “Separation Date”). In connection with this separation and in exchange for the consideration described herein, we desire to resolve any and all disputes or Claims that you have or may have against the Company.

2. CONSIDERATION. In exchange for the release described in Paragraph 4 below, and your other obligations under this Agreement, and provided that you sign and deliver (and do not revoke) this Agreement by the deadline and to the designed person as set forth herein, we will provide you with the severance benefits pursuant to the terms of your offer letter with the Company, dated July 23, 2018 (the “Offer Letter”) and those benefits specified in Section 1 of the Executive Severance and Arbitration Agreement between you and the Company, dated July 23, 2018 (the “Severance Agreement”).

3. FULL PAYMENT. You acknowledge having received full payment of all employment compensation and benefits (including any wages, salary, accrued vacation, sick leave, or other legally protected leave, bonuses, health and welfare benefits and incentive compensation) that you may have earned as a result of your employment by the Company. The Company owes you, and shall owe you, no further compensation or benefits of any kind, except as described in Paragraph 2 above. In light of the payment by the Company of all wages due, the parties further acknowledge and agree that California Labor Code Section 206.5 is not applicable to the parties. That section provides in pertinent part:

NO EMPLOYER SHALL REQUIRE THE EXECUTION OF ANY RELEASE OF ANY CLAIM OR RIGHT ON ACCOUNT OF WAGES DUE, OR TO BECOME DUE, OR MADE AS AN ADVANCE ON WAGES TO BE EARNED, UNLESS PAYMENT OF SUCH WAGES HAS BEEN MADE.

You agree that the payment and benefits set forth in Paragraph 2 above constitute the entire amount of consideration provided to you under this Agreement, and that you will not seek any other compensation, benefits, damages, costs or attorneys’ fees in connection with the matters encompassed in this Agreement or otherwise associated with your employment by the Company. You further acknowledge that the consideration provided in this Agreement is in addition to anything to which you are otherwise entitled or have already been paid by the Company.

Nothing herein shall constitute a waiver or release of any benefits which are already vested as of the effective date of this Agreement, under the Company 401k plan or other ERISA-covered benefit plans provided by the Company, and you shall remain fully entitled to any and all such benefits in accordance with the terms of the applicable plan, any rights under equity plans and grants, any provision of the Offer Letter and Severance Agreement that survive termination of employment, any existing legal or contractual rights to indemnification or advancement of legal fees, or director and officer liability insurance coverage.

4. RELEASE AND DISCHARGE OF CLAIMS. You and the Company agree that the release set forth herein will be, and will remain, in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

a.
In consideration of the covenants undertaken herein by the Company, you on your own behalf, and on behalf of your heirs, family members, beneficiaries, trusts, trustees, executors, and assigns, hereby covenant not to sue and fully release and discharge the Released Parties and any Employee Benefit Plans funded, maintained or administered by any of the Released Parties, from any and all disputes, claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders or liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which you now have, or at any time have had, arising out of your employment relationship with the Company or termination thereof or any other events, transactions, occurrences, acts or omissions related to any of the Released Parties, which occurred prior to your execution of this Agreement except as provided in the last paragraph of Section 3 above (the “Claims”). Your release of any such Claims includes, but is not limited to, any action under any foreign, federal, state or local constitution, statute, ordinance, rule, regulation or common law. The Claims that you are releasing in this Agreement, include, without limitation:

i.
all Claims arising out of or in any way connected with your employment with the Company or the termination thereof (including, without limitation, any Claims for wages, separation pay, bonuses, employee benefits, whether related to the Company’s policies or benefit plans, and damages of any kind) with the exception of any claims that, by statute, may not be waived or released, such as claims for unemployment insurance benefits, workers’ compensation, statutory indemnity and any claims for breach of this Agreement;

ii.
all Claims arising out of any employment agreement or any other contracts, express or implied, or any covenant of good faith and fair dealing, express or implied, or arising under the Company’s written policies relating to employment, employment discrimination or harassment;

iii.
any and all Claims under the law of any jurisdiction including those arising out of common law, whether sounding in contract or in tort, including, but not limited to, wrongful discharge of employment, constructive discharge, termination in violation of public policy, retaliation, discrimination, harassment, failure to accommodate, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), promissory estoppel, quantum meruit, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, fraud, negligent or intentional interference with contract or prospective economic advantage, conversion, unfair business practices, conspiracy, defamation, libel, slander, negligence, personal injury, invasion of privacy, failure to pay compensation of any kind and/or failure to pay equal compensation for equal work;

iv.
all Claims arising out of any federal, state, municipal or other governmental statute, ordinance or wage order, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Federal Age Discrimination in Employment Act of 1967 (“ADEA”), the Family and Medical Leave Act of 1993, the Equal Pay Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the National Labor Relations Act (“NLRA”), the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Federal Fair Credit Reporting Act, the California Fair Employment and Housing Act, the California Family Rights Act, all provisions of the California Labor Code, including but not limited to Section 201, et seq., the California Government Code, the California Business and Professions Code Section 17200 et seq., the Orders of the California Industrial Welfare Commission, and any similar laws or regulations, whether local, state or federal;

v.
to the extent permitted by law, any Claims or rights that you may have to monetary damages in connection with any proceeding before the Equal Employment Opportunity Commission (“EEOC”) or any similar state or local agency;

vi.	any Claims arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Agreement; and

vii.	any and all Claims for attorneys’ fees and costs.

5. EFFECTIVE DATE. This Agreement is effective if it is signed by you on or before                 , 201   and not revoked per Paragraph 6(c) below within seven (7) calendar days after your signing. The “Effective Date” of this Agreement is 12:01 a.m. on the eighth (8th) calendar day from your signature date.

6. ACKNOWLEDGEMENT OF WAIVER OF CLAIMS UNDER THE ADEA. You acknowledge waiving and releasing any rights under the ADEA and acknowledge that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise after the date on which you signed this Agreement. You acknowledge that the consideration given for the release herein is in addition to anything of value to which you were already legally entitled. By this writing, you further acknowledge receiving notice that:

a.	you should consult with an attorney of your choosing prior to executing this Agreement;

b.
you have up to and through                 , 201   (a period of twenty-one (21) days) to consider the terms, sign, and deliver or postmark this Agreement, after which the Agreement shall be considered null and void, to Senior Vice President, HR                 , 2160 Gold Street, San Jose, CA 95002. In the event that you decide to execute this Agreement in fewer than twenty-one days, you have done so with the express understanding that you have been given and voluntarily declined the opportunity to consider this Agreement for a full twenty-one days;

c.
you have seven (7) calendar days following your execution of this Agreement to revoke the Agreement. You may revoke this Agreement within the aforementioned seven-day window by sending a written revocation notice to Senior Vice President, HR,                 , 2160 Gold Street, San Jose, CA 95002; the revocation notice must be delivered by the end of the day on, or postmarked by, the seventh calendar day following the date on which you signed this Agreement; and

d.
nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

7. CALIFORNIA CIVIL CODE SECTION 1542. You represent that you are not aware of any Claim other than the Claims that are released by this Agreement. You also understand and agree that this release applies to Claims, known and presently unknown by you; and this means that if hereafter you discover facts different from or in addition to those which you now know or believe to be true, that the releases, waivers and promise not to sue or otherwise institute legal action shall be, and remain, effective in all respects notwithstanding such different or additional facts or the discovery of such facts. You acknowledge that you are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You, being aware of the above code section, agree to waive any rights that you may have hereunder, as well as under any other statute or common law principles of similar effect.

8. NO PENDING OR FUTURE LAWSUITS. You represent that you have not filed any lawsuits, administrative complaints or made any other charges, either in your name or on behalf of any other person or entity, against the Company in any local, state or federal court or with any local, state or federal administrative agency. You further represent that you have not sustained any work-related injuries. To the extent permitted by law, you agree that you will not bring any action in the future in which you seek to recover any damages from the Company relating to or arising from your employment or your separation from employment with the Company, other than an action to enforce your rights under this Agreement. If any organization (governmental or nongovernmental) brings an action against the Company for any reason, and any money or other benefit is given to you as a result of the action, you agree to give any proceeds that you receive from said action to the Company, except that you expressly retain the right to receive an award for information that you provide to the Securities and Exchange Commission. Nothing in this Agreement will prohibit you from bringing an administrative Claim before, communicating with or cooperating with, any federal, state or local government agency where, as a matter of law, the parties may not restrict your ability to file such Claim or engage in such communication or cooperation (including, without limitation, with the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, the Department of Justice, the Department of Labor or Congress). You acknowledge, however, that this Agreement will bar you from recovering any funds in any investigative or other agency proceeding before the EEOC.

9. NON-DISPARAGEMENT. You and the Company agree, following your final date of employment with the Company, not to make any statement, or encourage anyone else to make any statement, that could reasonably be construed as disparaging, defaming or slandering the other party or, in the case of the Company, its businesses. Either you or the Company may make truthful statements when permitted or required by law or by order of any court, governmental agency, legislative body or other person or body with apparent jurisdiction to require such statements or to rebut false or misleading statements by others.

10. REFERENCE CHECKS. The Company will respond to reference checks for you pursuant to its formal policy, that is, it will provide only dates of employment and compensation level, and you hereby consent to the release of that information. You agree to direct anyone who requests work verification or references to contact The Work Number at www.theworknumber.com or 1-800-367-5690 and to use the Company’s Employer Code: 14801.

11. EXPENSE REIMBURSEMENT. The Company and you agree that to the extent that any requests for reimbursement of business expenses incurred by you during your employment with the Company are outstanding, such requests will be processed per the terms of the Company’s Global Travel and Reimbursement Policy.

12. NO ADMISSION OF LIABILITY. This Agreement and the consideration provided herein shall not in any way be construed as an admission of liability or wrongdoing on the part of the Released Parties, and they shall not be construed as such. The Company, on the part of itself and the Released Parties, specifically disclaims any liability to you or any other person for any alleged violation of your rights or the rights of any person, or for any alleged violation of any order, law, statute, duty or contract. Neither this Agreement nor anything in it shall be admissible in any proceeding as evidence of any unlawful or wrongful conduct by the Released Parties.

13. TRADING POLICY RESTRICTIONS. Prior to the Separation Date, you shall be entitled to exercise vested Company stock options and sell vested restricted stock awards only in accordance with the terms of the applicable stock option plan, option or restricted stock agreements (as applicable) and Company’s securities trading policy. Company acknowledges that after the Separation Date such trading policy shall not restrict you from trading in Company securities. You acknowledge that you have received a copy of such policy, that you have been informed that you are subject to the laws regarding insider trading and that your trading in Company securities is at your sole risk.

14. NON-DISCLOSURE AND RETURN OF PROPERTY. You acknowledge your ongoing obligation to maintain the confidentiality of all confidential and proprietary information of the Company. You further represent and warrant that you have returned, or will promptly return, all keys, credit cards, documents, equipment and other such materials that belong to the Company which have been in your custody, possession or control. Notwithstanding the foregoing, you may retain your address book to the extent it only contains contact information and the Company shall cooperate to transfer your cell phone number to you.

15. CONFIDENTIALITY. Except as required by law and as otherwise set forth in this Paragraph 15, you will keep the terms and amount of this Agreement confidential and will not disclose them to any third party prior to them being publicly disclosed by the Company. Notwithstanding the foregoing, you may disclose the terms of this Agreement to your spouse, legal counsel, accountants and tax advisors, but only after you have obtained their agreement, for the benefit of the Company, to abide by this confidentiality agreement. Nothing herein is intended to or will be construed to impede your right or duty to file taxes, report income honestly, or disclose this document to taxing authorities. Nothing herein will be construed to prohibit you from testifying truthfully under oath, cooperating with any government investigation, reporting possible violations of federal law or regulation to a governmental agency or entity, making other disclosures that are protected under the whistleblower provisions of federal law or regulation or exercising your rights under Section 7 of the NLRA.

16. COOPERATION REGARDING OTHER CLAIMS AND NON-INTERFERENCE. If any claim is asserted by or against the Company related to your employment period about which you have relevant knowledge, you will reasonably cooperate with the Company in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by the Company, provided that the Company shall use reasonable efforts to limit your travel or interfere with your other obligations. The Company will reimburse your reasonable expenses incurred in providing such cooperation. You further agree that you will not interfere with the Company’s contracts or relationships with its customers, employees, vendors or others through the unauthorized use or disclosure of the Company’s confidential, proprietary or trade secret information

17. INDEPENDENT LEGAL COUNSEL. Each party represents that it has hereby been advised to, and has had the opportunity to, consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

18. ARBITRATION. The parties agree that any dispute, claim, action, or proceeding arising out of or relating to the subject matter of this Agreement will be subject to Section 5 of the Executive Severance and Arbitration Agreement between me and the Company.

19. MISCELLANEOUS. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law and the remaining parts of this Agreement will remain in full force and effect. This Agreement shall be binding upon the parties and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the parties and each of them and to their heirs, administrators, representatives, executors, successors and assigns. The terms of this Agreement shall be construed according to their plain meanings and not construed strictly against the Company. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20. GOVERNING LAW. This Agreement is to be governed by and construed in accordance with the laws of the State of California as applied to contracts executed by California residents to be performed entirely within the State of California. The parties consent to personal jurisdiction and venue in the federal or state courts located in Santa Clara County, California for purposes of enforcement of any arbitration award or for any other proceedings related to the subject matter of this Agreement.

21. ENTIRE AGREEMENT. This is a fully integrated Agreement. It is the entire, final and complete expression of all agreements between you and the Company regarding the subject matter of this Agreement, and it supersedes and replaces all prior discussions, representations, agreements (written or oral), policies and practices on the subject. You acknowledge that in signing this Agreement, you are relying solely on what is contained in this written Agreement, and are not relying on anything not set forth in writing herein, and that this Agreement may not be modified or amended except by a writing executed by you and the Senior Vice President of Human Resources.

22. KNOWING AND VOLUNTARY EXECUTION OF AGREEMENT. You understand that you are releasing potentially unknown Claims, and that you may have limited knowledge with respect to some of the Claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk of any mistake in entering into this Agreement. This Agreement is executed voluntarily and without any duress or undue influence with the full intent of releasing all Claims. You acknowledge that:

a.	you have read this Agreement;

b.
you were, and hereby are, advised in writing by the Company to consult with an attorney prior to executing this Agreement; and you have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of your own choice or you have voluntarily declined to seek such counsel;

c.	you understand the terms and consequences of this Agreement and of the releases it contains;

d.	you are fully aware of the legal and binding effect of this Agreement; and

e.	your waiver of rights under this Agreement is knowing and voluntary.

YOU MAY NOT SIGN THIS AGREEMENT BEFORE YOUR SEPARATION DATE OF                 , 201  .

ON BEHALF OF TIVO CORPORATION

, Global Human Resources

Signature

Dated: